Exhibit 99.1

Liberated Energy Executes Contract to Acquire
EcoCab Portland, LLC and settles debts

SOUTHAMPTON, NJ (September 19, 2016) – Liberated Energy Inc. (OTC PINK: LIBE) is pleased to announce today that it has finalized the contract to acquire EcoCab Portland, LLC. The company has also paid out two hundred and eleven thousand dollars to settle debts and liabilities over the past week. Liberated has secured a more conventional credit facility to fund its future operations based on its new revenues with EcoCab.

EcoCab is the nation's first employee-only zero emission taxi company using luxury Teslas in Portland Oregon. This is a modern, clean energy company that is strategically positioned between taxi and town car for a new era of customer expectation. In the vein of Uber, Lyft, Gett, EcoCab utilizes a mobile smart phone application for on-demand service. Unlike the others, they specialize in non-emergency medical transportation.

Founded in July of 2015, EcoCab' s employee base has increased from 12 to over 70 + employees and operates a fleet of 32 vehicles with 13 more on order. With a focus on the medical transportation industry, it has quickly become the partner of choice for many national medical organizations for the city of Portland alone.  "The company's revenues have grown exponentially per month in its first year, "stated Ron Knori, CEO of EcoCab. "We are currently in discussions to launch the EcoCab brand across the United States, utilizing our luxury electric zero emission vehicles with drivers delivering 5-Star hospitality experiences while also reinventing the medical transportation model to provide transportation to millions of seniors and retiring baby boomers who require caring respectful transportation." Continued Mr. Knori.

"We are very excited to bring in such a fast growing and innovated company to Liberated," said Brian Conway, CEO. "it's incredibly relevant in today's market and goes along with our focus of reducing the carbon footprint on our planet. It's a simple model, more cars equal more revenue, more cities"

The acquisition is complete upon immediate financing for additional vehicles.

About Liberated Energy Inc.
Liberated Energy Inc. is a diversified energy services holding company delivering conventional as well as non-conventional energy solutions throughout North America. For its customers, Liberated is an energy products and services company reducing the everyday cost of energy to its clients. For its shareholders, Liberated operates and acquires a diverse array of energy products and service companies with proven revenues and operations. Its mission is to be the best small cap energy services company of its kind in North America.

Safe Harbor for Forward-Looking Statements: This press release may contain forward-looking information. There are many factors that could cause the Company's expectations and beliefs about its operations, its services and service offerings, its results to fail to materialize. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

Brian Conway
CEO
Liberated Energy Inc.
Phone: (845) 610-3817
http://liberatedenergyinc.com